10K SMARTTRUST FUND

                                SERVICE AGREEMENT

         This Service Agreement (the "Agreement") is between AmeriPrime Financial Securities, Inc. (the "Distributor") and _____________________ (the "Service Organization"), and has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the "Act") with respect to 10k SmartTrust Fund (the "Fund") a series of 10k SmartTrust (the "Trust") as an agreement related to a 12b-1 distribution plan adopted pursuant to said Rule (the "Plan"). This Agreement has been approved both by a majority of the Trustees of the Trust, and by a majority of the Trustees who are not interested persons of the Trust or the Fund and who have no direct or indirect financial interest in the operation of the Plan or this Agreement (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Agreement. The Plan authorizes the Distributor to pay expenses which may be deemed to be related the distribution of the Fund. Accordingly, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

          1. The Distributor hereby appoints the Service Organization (a) to undertake from time to time distribution services to promote the sale of shares of the Fund and (b) to render or cause to be rendered administrative support services to the Fund and its shareholders, which distribution and administrative support services may include, without limitation: forwarding sales literature, aggregating and processing purchase and redemption requests and placing net purchase and redemption orders with the Fund's transfer agent; answering client inquiries about the Fund and referring to the Fund those inquiries which the Service Organization is unable to answer; assisting clients in changing dividend options, account designations and addresses; performing sub-accounting; establishing, maintaining and closing shareholder accounts and records; investing client account cash balances automatically in shares of the Fund; providing periodic statements showing a client's account balance, integrating such statements with those of other transactions and balances in the client's other accounts serviced by the Service Organization and performing such other recordkeeping as is necessary for the Fund's transfer agent to comply with the recordkeeping requirements of the Act and the regulations promulgated thereunder; arranging for bank wires; and providing such other information and services as the Fund reasonably may request, to the extent the Service Organization is permitted by applicable statute, rule or regulation to provide these services.

          2. The Service Organization shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in the Service Organization's business, or all or any personnel employed by the Service Organization) as is necessary or beneficial for providing information and services to shareholders of the Fund, and to assist the Fund in servicing accounts of clients. Shares of the Fund purchased by Service Organization on behalf of its clients may be registered in its name or the name of its nominee. The client will be the beneficial owner of the shares of the Fund purchased and held by Service Organization in accordance with the client's instructions and the client may exercise all applicable rights of a holder of such Shares. The Service Organization shall transmit promptly to clients all prospectuses, proxy statements and other materials and communications sent to it for transmittal to clients by or on behalf of the Trust, the Fund or the Fund's investment advisor, administrator, underwriter, custodian or transfer or dividend disbursing agent. Service Organization agrees to transfer record ownership of a client's Fund shares to the client promptly upon the request of a client. In addition, record ownership will be promptly transferred to the client in the event that the person or entity ceases to be Service Organization's client.

          3. Distributor shall pay you a monthly fee based on the average net asset value during any month of Fund shares which are attributable to clients of your firm, at the rate set forth on Schedule A attached hereto and made a part hereof. The Service Organization shall notify the Trust if the Service Organization directly charges a fee to Fund shareholders for its services as described in this Agreement.

          4. The Service Organization agrees to comply with the requirements of all laws applicable to it, including but not limited to, ERISA, federal and state securities laws and the rules and regulations promulgated thereunder. The Service Organization agrees to provide services hereunder in compliance with the then current Prospectus and Statement of Additional Information of the Fund and the operating procedures and policies established by the Fund, including, but not limited to, required minimum investment and minimum account size.

          5. No person is authorized to make any representations concerning the Fund or its shares except those contained in the current Prospectus or Statement of Additional Information of the Fund and any such information as may be officially designated as information supplemental to the Prospectus. Additional copies of any Prospectus and any printed information officially designated as supplemental to such Prospectus will be supplied by the Trust to the Service Organization in reasonable quantities on request. Service Organization is specifically authorized to distribute the Fund's Prospectus and sales material received from the Fund or the Fund's Distributor. No person is authorized to distribute any other sales material relating to the Fund without the prior approval of the Fund.

          6. The Service Organization agrees that it will provide distribution and administrative support services only to those persons who reside in any jurisdiction in which the Fund's shares are registered for sale and in which the Service Organization may lawfully provide such services. Upon request, the Fund shall provide the Service Organization with a list of the states in which the Fund's shares are registered for sale and shall keep such list updated. Distributor and the Trust assume no responsibility or obligation as to the right of Service Organization to sell Fund shares in any jurisdiction.

          7. Service Organization represents that it is and will be at all times relevant hereto a member in good standing of the National Association of Securities Dealers, Inc., and further represents and warrants that it is and will be at all times relevant hereto a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this Agreement. Service Organization agrees to comply with all requirements applicable to it of all applicable laws, including federal and state securities laws, the Rules and Regulations of the Securities and Exchange Commission and the Rules of Fair Practice of the National Association of Securities Dealers, Inc. Service Organization agrees that it will not offer Fund shares to persons in any jurisdiction in which the shares are not registered for sale and in which Service Organization may not lawfully make such offer due to the fact that it has not registered under, or is not exempt from, the applicable registration or licensing requirements of such jurisdiction. Service Organization further agrees that it will maintain all records required by applicable law relating to transactions involving purchases or redemptions of the shares by it or its clients. In all sales of Fund shares to the public, Service Organization shall act as agent on behalf of the Fund, and in no transaction, shall it act as dealer for its own account.

          8. The Service Organization agrees not to solicit or cause to be solicited directly, or indirectly at any time in the future, any proxies from the shareholders of the Fund in opposition to proxies solicited by management of the Trust, unless a court of competent jurisdiction shall have determined that the conduct of a majority of the Board of Trustees of the Trust constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. This paragraph 8 will survive the expiration or termination of this Agreement.

          9. The Service Organization shall prepare such quarterly reports for the Trust as shall reasonably be requested by the Trust. In addition, the Service Organization will furnish the Trust or its designees with such information as the Trust or they may reasonably request (including, without limitation, periodic certifications confirming the provision to clients of the services described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in connection with the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by the Distributor pursuant hereto, as well as any other reports or filings that may be required by law.

         10. The Service Organization acknowledges that the Distributor may enter into similar agreements with others without the consent of the Service Organization.

         11. The Service Organization understands and acknowledges that the Trust has the right, at its discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of the Fund.

         12. This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved as to the Fund at least annually by the Trustees of the Trust, including a majority of the Disinterested Trustees, cast in person at a meeting for that purpose. In the event this Agreement, or any part thereof, is found invalid or is ordered terminated by any regulatory or judicial authority, or the Service Organization shall fail to perform the shareholder servicing and administrative functions contemplated hereby, this Agreement is terminable effective upon receipt of notice thereof by the Service Organization.

         13. Notwithstanding paragraph 12, this Agreement may be terminated as follows:

                  (a) at any time, without the payment of any penalty, by the vote of a majority of the Disinterested Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund on not more than sixty (60) days' written notice to the parties to this Agreement;

                  (b) automatically in the event of the Agreement's assignment as defined in the Act; or

                  (c) by any party to the Agreement without cause by giving the other parties at least thirty (30) days' written notice of its intention to terminate.

         14. Any termination of this Agreement shall not affect the provisions of paragraph 17, which shall survive the expiration or termination of this Agreement and continue to be enforceable thereafter.

         15. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.

         16. This Agreement is not intended to, and shall not, create any rights against any party hereto by any third person solely on account of this Agreement.

         17. The Service Organization shall provide such security as is necessary to prevent unauthorized use of any computer hardware or software provided to it by or on behalf of the Trust, if any. The Service Organization agrees to release, indemnify and hold harmless the Fund, the Trust, the Trust's transfer agent, custodian, investment advisor, administrator and underwriter, and their respective principals, directors, trustees, officers, employees and agents from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Service Organization, its officers, employees or agents regarding the purchase, redemption, transfer or registration of shares for accounts of the Service Organization, its clients and other shareholders. Such indemnity shall also cover any losses and liabilities relating to the lawfulness of Service Organization's participation in this Agreement, or resulting from the Service Organization's performance of or failure to perform its obligations or its breach of any representations or warranties under this Agreement. If any claims are asserted which may give rise to indemnification hereunder, the indemnified parties shall have the right to engage in their own defense, including the selection and engagement of legal counsel of their choosing and all costs of such defense shall be borne by Service Organization. Principals of the Service Organization will be available to consult from time to time with the Trust concerning the administration and performance of the services contemplated by this Agreement.

         18. This Agreement may be amended only by an agreement in writing signed by the parties.

         19. To the extent this Agreement may be deemed to create obligations on the part of the Trust, such obligations shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the property of the Trust, as provided in the Trust's Agreement and Declaration of Trust. The authorization of this Agreement by the Trustees shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally.

         20. If any provision of this Agreement, or any covenant, obligation or agreement contained herein, is determined by a court to be invalid or unenforceable, the parties agree that (a) such determination shall not affect any other provision, covenant, obligation or agreement contained herein, each of which shall be construed and enforced to the full extent permitted by law, and (b) such invalid or unenforceable portion shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.

         21. This Agreement shall be construed in accordance with the laws of the State of Texas.

     IN WITNESS WHEREOF, this Agreement has been executed for the parties by their duly authorized officers, on this ______ day of ______________________, 2000.

___________________________________       AMERIPRIME FINANCIAL SECURITIES, INC.

         Service Organization                    Distributor

By: ________________________________  By: ______________________________________
            Authorized Signature              Authorized Signature


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                                   SCHEDULE A

FUND                                                             FEE

10k SmartTrust Fund                                              1.0%


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                                 10K SMARTTRUST.

                               10K SMARTTRUST FUND

             DISTRIBUTION AND SHAREHOLDER SERVICING PLAN, AS AMENDED

                              ON NOVEMBER 16, 1999

         The following Distribution and Shareholder Servicing Plan, as amended (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by 10k SmartTrust (the "Trust"), an Ohio Business Trust, on behalf of the 10k SmartTrust Fund (the "Fund"), a series of the Trust. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 related agreement (as defined below) (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such plan.

         In considering whether the Trust should amend the Plan, the Board of Trustees evaluated such information as it deemed necessary and determined that there was a reasonable likelihood that the amendment of the Plan would benefit the Fund and its shareholders.

         The provisions of the Plan are as follows:

1.       PAYMENTS BY THE FUND TO PROMOTE THE SALE OF FUND SHARES

                  (a) The Trust, on behalf of the Fund, will pay AmeriPrime Financial Securities, Inc. (the "Distributor"), as principal underwriter of the Fund's shares, a distribution and shareholder servicing fee which will not exceed 1.00% of the average daily net assets of the Fund in connection with the promotion and distribution of Fund shares and the provision of personal services to shareholders. The Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (the "Recipient") who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement (the "Rule 12b-1 Related Agreement"), a form of which is attached hereto as Appendix A. Payment of these fees shall be made promptly following the close of the quarter for which the fee is payable, upon the Distributor forwarding to the Trust's Board of Trustees the written report required by Section 2 of this Plan; provided that the aggregate payments under the Plan to the Distributor and all Recipients shall not exceed 0.25% (on an annualized basis) of the average daily net assets for that quarter; and provided further that no fees shall be paid in excess of the distribution and shareholder servicing expenses verified in a written report and submitted by the Distributor to the Trust's Board of Trustees as required under Section 2 of this Plan.

                  (b) No Rule 12b-1 Related Agreement shall be entered into, and no payments shall be made pursuant to any Rule 12b-1 Related Agreement, unless such Rule 12b-1 Related Agreement is in writing and has first been delivered to and approved by a vote of a majority of the Trust's Board of Trustees, and of a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement. The form of Rule 12b-1 Related Agreement attached hereto as Appendix A has been approved by the Trust's Board of Trustees as specified above.

                  (c) Any Rule 12b-1 Related Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

                  (d) No Rule 12b-1 Related Agreement may be entered into unless it provides (i) that it may be terminated at any time, without the payment of any penalty, by vote of a majority of the Fund's shareholders, or by vote of a majority of the Disinterested Trustees, on not more than 60 days' written notice to the other party to the Rule 12b-1 Related Agreement, and (ii) that it shall automatically terminate in the event of its assignment.

                  (e) The Rule 12b-1 Related Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Related Agreement.

2.       QUARTERLY REPORTS

                  The Distributor shall provide to the Board of Trustees, and the Trustees shall review, at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

3.       EFFECTIVE DATE AND DURATION OF THE PLAN

                  The Plan shall become effective immediately upon approval by the vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan may be terminated at any time, without the payment of any penalty, by a majority vote of the Fund's shareholders, or by vote of a majority of the Disinterested Trustees.

4.       SELECTION OF DISINTERESTED TRUSTEES

                  During the period in which the Plan is effective, the selection and nomination of those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.

5.       AMENDMENTS

                  All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by the Trust on behalf of the Fund without the approval by a majority vote of the Fund's shareholders.

6.       RECORDKEEPING

                  The Trust shall preserve copies of the Plan, any Rule 12b-1 Related Agreement and all reports made pursuant to Section 2 for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

                           PLAN PURSUANT TO RULE 12B-1

                                NOVEMBER 16, 1999

RECITALS

         1. 10k SmartTrust, an unincorporated business trust organized under the laws of the State of Ohio (the "Trust") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act").

         2. The Trust operates as a "series company" within the meaning of Rule 18f-2 under the Act and is authorized to issue shares of beneficial interest in various series or sub-trusts (collectively the "Funds").

         3. Funds of the Trust may utilize Fund assets to pay for, or reimburse payment for, sales or promotional services or activities that have been or will be provided in connection with distribution of shares of the Funds if such payments are made pursuant to a Plan adopted and continued in accordance with Rule 12b-1 under the Act.

         4. The Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan and any agreements relating to it (the "Qualified Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved the Plan by votes cast in person at a meeting called for the purpose of voting on this Plan and agreements related thereto.

         5. Shareholder approval of the Plan was initially obtained in connection with action taken to prepare and file the initial registration statement on Form N-1A.

PLAN PROVISIONS

SECTION 1. EXPENDITURES

         (a) PURPOSES. Fund assets may be utilized to pay for or reimburse expenditures in connection with sales and promotional services related to the distribution of Fund shares, including personal services provided to prospective and existing Fund shareholders, which include the costs of: printing and distribution of prospectuses and promotional materials; making slides and charts for presentations; assisting shareholders and prospective investors in understanding and dealing with the Fund; and travel and out-of-pocket expenses (e.g. copy and long distance telephone charges) related thereto.

         (b) AMOUNTS. Fund assets may be utilized to pay for or reimburse expenditures in connection with sales and promotional services related to the distribution of Fund shares, including personal services provided to prospective and existing Fund shareholders, provided the total amount expended pursuant to this Plan does not exceed 0.25% of net assets on an annual basis.

SECTION 2. TERM AND TERMINATION

         (a) INITIAL TERM. This Plan shall become effective upon effective registration of the Fund and shall continue in effect for a period of one year thereafter unless terminated or otherwise continued or discontinued as provided in this Plan.

         (b) CONTINUATION OF THE PLAN. The Plan and any related agreements shall continue in effect for periods of one year thereafter for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan and such related agreements.

         (c) TERMINATION OF THE PLAN. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

SECTION 3. AMENDMENTS

         This Plan may not be amended to increase materially the amount of distribution expenditures provided for in Section 1 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in Section 2(b) hereof.

SECTION 4. INDEPENDENT TRUSTEES

         While this Plan is in effect with respect to the Fund, the selection and nomination of Trustees who are not interested persons of the Trust (as defined in the Act) shall be committed to the discretion of the Trustees who are not interested persons.

SECTION 5. QUARTERLY REPORTS

         The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts accrued and the amounts expended under this Plan for distribution, along with the purposes for which such expenditures were made.

SECTION 6. RECORDKEEPING

         The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 5 hereof, for a period of not less than six years from the date of this Plan, the agreements or such report, as the case may be, the first two years in an easily accessible place.

SECTION 7. AGREEMENTS RELATED TO THIS PLAN

         Agreements with persons providing distribution services to be paid for or reimbursed under this Plan shall provide that:

         (a) the agreement will continue in effect for a period of one year and will continue thereafter only if specifically approved by vote of a majority of the Trustees of the Trust;

         (b) the agreement may be terminated at any time, without payment of any penalty, by vote of a majority of (i) the Qualified Trustees or (ii) the outstanding voting securities of the Fund, on not more than sixty (60) days written notice to any other party to the agreement;

         (c) the agreement will terminate automatically in the event of an assignment;

         (d) in the event the agreement is terminated or otherwise discontinued, no further payments or reimbursements will be made by the Fund after the effective date of such action; and

         (e) payments and/or reimbursements may only be made for the specific sales or promotional services or activities identified in Section 1 of this Plan and must be made on or before the last day of the one year period commencing on the last day of the calendar quarter during which the service or activity was performed.